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Exhibit 10.37

                               SPEEDFAM-IPEC, INC.

June 14, 2001

Mr. Peter Simone
61 Lehigh Road
Wellesley, MA 02482

Dear Pete:

After discussions with the SpeedFam-IPEC board of directors I am very pleased to offer you the position of Chairman of the board of directors. The board is very excited about your potential to help the company achieve greater success in the market, and dramatic enhancement of shareholder value, by adding your skills and experience to the existing team.

ROLE AND TIME EXPECTATIONS

As Chairman you would both serve as an employee and director of the company and participate actively as an officer managing the company. In your capacity as an officer, the CEO would report to you and you would have the same authority as the CEO to manage operations and bind the company.

The board expects that over the longer term you would spend approximately 25% of your time working with SpeedFam-IPEC, with two or three days every other week at the SpeedFam-IPEC facility in Chandler, Arizona. In the near term, you may determine that you need to spend more time each week in Chandler or other locations to develop a deeper understanding of the company's goals, resources and action plans.

We currently expect that you would concentrate on developing company strategies, coaching and reviewing the management team's progress, and with the full board's assistance, recruiting additional management and board personnel. You would keep the board informed and obtain approval as necessary for changes in your duties as you learn more about the company and your thinking evolves about your optimal role in enhancing company performance.

The board may ask you to serve on board committees to the extent permitted by rules requiring corporate governance by independent directors.

COMPENSATION
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Your compensation package is designed primarily to provide equity incentives focused on significantly increasing overall shareholder value.

- You will receive cash compensation, subject to withholding, of $10,000 per month. If you wind up regularly spending more than 25% of your time working with SpeedFam-IPEC, the board will make an appropriate adjustment in your cash compensation.

- The company will reimburse your out of pocket expenses incurred in performing your duties.

- The board will grant you a nonqualified stock option to purchase 360,000 shares of SpeedFam-IPEC common stock with an exercise price equal to the closing price of the common stock on the date you begin employment with the company (which we anticipate will be the day you accept this offer). The company will file a registration statement to cover those shares.

         - The option will vest monthly over 18 months (20,000 shares per month) as long as you remain an employee or director of the company.

         - The option will terminate 36 months after the date of grant to the extent not exercised before that time. The option will also terminate 30 days after you cease to be an employee or director of the company to the extent not exercised before that time and provided no change of control has occurred.

         - If SpeedFam-IPEC is acquired before your options have fully vested:

                  - Your options will continue to vest monthly post-acquisition if you continue to provide services to SpeedFam-IPEC or the acquiror.

                  - Your options will vest 100% when the acquisition closes if the acquiror does not assume options.

                  - Your options will vest 100% when the acquisition closes if the acquiror assumes options, but the acquiror terminates your services, or "constructively terminates" you by offering you a continuing service relationship which requires you to perform services below the senior executive level, or requires a greater than 25% time commitment, or creates other obligations on your part (such as post-employment noncompetition obligations).

                  - If at the time of or after an acquisition you decide to terminate your services voluntarily, or you refuse to accept an offer to provide senior executive services (and which does not require a greater time commitment or other obligations on your part), your unvested options will terminate and you will have 30 days to exercise your vested options.


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INDEMNIFICATION AND INSURANCE. The company will sign the same indemnification agreement with you as it has signed with other directors. You will be covered by SpeedFam-IPEC's director and officer insurance policy.

TERM. Your employment as an officer on these terms will remain in effect for six months, when the board will review your performance and has the option to continue your employment for an additional six months. If the board decides not to renew your employment, your salary and option vesting would cease. Your option would continue to be exercisable until 30 days after your board service ends.


Pete, the entire SpeedFam-IPEC board would enthusiastically welcome you as Chairman of the company. Please indicate your acceptance of these arrangements by signing this letter below and sending me a copy. Your employment will start, and your option will be granted, the day you accept this offer.

Sincerely yours,



Neil Bonke, Director



I accept SpeedFam-IPEC's offer described above.


-----------------------------------
Peter Simone

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Date signed


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